Exhibit 10.61

March 26, 2013

Ms. Jodie Simon Friedman

Dear Jodie:

I am very pleased to extend an offer of employment with Kid Brands, Inc. (the “Company” – NYSE: KID). You will be joining us in an important senior position, working closely with Raphael and me to affect the quality of our legal affairs, as well as, other business areas.

The key elements of our offer are as follows:

Position:	VP General Counsel

Reports to:	COO with a strong subject matter line to CEO

Start Date:	June 3, 2013

Base Salary:	$325,000 per year

IC Bonus:	40% target (0-80% range); based on attainment of EBITDA corporate target or other factors determined by Compensation Committee of the Board; to be eligible for bonus, you must be actively employed in good standing at the time of payment (typically March for prior fiscal year).

Bonus Guarantee:	For 2013 only, the bonus referenced in IC bonus above will be guaranteed at a minimum bonus of $35,000 (paid March 2014)

Equity Awards:	Subject to applicable law, as soon as practicable and no later than 30 days from start date, you will be awarded 150,000 stock options at fair market value on the date of grant, with a five-year vest and a ten-year life. This award is an inducement to you to join our employ and is intended to be an inducement award under NYSE rules. It will be issued outside the Company’s Equity Incentive Plan. You will also be considered for future grants of equity at a level commensurate with your position, in the discretion of the Compensation Committee

Vacation:	Four weeks paid vacation annually in accordance with Company policies; pro-rated for the remainder of 2013. You will also be entitled to the paid holidays and other paid leave set forth in the Company policies.

Jodie Simon Friedman

March 26, 2013

Page Two

Severance:	In the event that your employment with the Company is terminated by the Company without cause, you shall be entitled to receive severance for a period of three months, less any applicable withholdings, at your then base salary. Such severance shall be paid out over the severance period in accordance with the Company’s normal pay schedule (not in a lump sum) commencing on or about the next payroll period following the termination date and receipt from you of an executed general release in the Company’s form. “Cause” shall have the same meaning as set forth in the Company’s 2008 Equity Incentive Plan. The severance shall cease if you secure gainful employment during the severance period.

Other Benefits:	You will be eligible to participate in the Company’s 401(k), life insurance, hospitalization, major medical and other employee benefit plans and their successor and/or replacement plans (to the extent that they continue to be offered to eligible associates), as well as, any Executive Benefits as and if they become available.

Change of Control:	In the event of a Change of Control, if any unexercised options are not assumed or converted into comparable awards with the stock of the acquiring or successor company (or parent), then, immediately prior to such Change of Control, any unexercised options will be converted into the right to receive cash, or at your election, consideration in a form that is pari passu with the form of consideration payable to the Company’s shareholders in exchange for their shares, in an amount equal to the product of: (1) the per share market value of the Company’s stock less the per share exercise price of the options, multiplied by (ii) the number of shares covered thereby. Any option not assumed or converted may be cancelled at the time of the Change of Control for no consideration if the exercise price is less than the fair market value of a share.

If the options are assumed or converted as aforesaid in a Change of Control, and your employment is terminated by the Company without cause or by you for Good Reason within nine months following a Change of Control, the assumed or converted stock options shall immediately vest and be exercisable for the remainder of their term.

“Change of Control” shall mean the acquisition of all the Company’s shares or assets by an unrelated party or a merger or consolidation of the Company with any other entity other than a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto representing more than 60% of the voting securities of the surviving entity immediately thereafter.

Jodie Simon Friedman

March 26, 2013

Page Two

“Good Reason” shall mean a material reduction in your authorities or responsibilities.

Term:	Employment is “at will”

Jodie, I wish to welcome you to Kid Brands and look forward to working together to build this business. You should know that Raphael shares my excitement of your arrival and looks forward to your professional expertise and leadership.

Very truly yours,

Kerry Carr Chief Operating Officer Kid Brands, Inc.

I have read and accept this employment offer:

/s/ Jodie Simon Friedman
Jodie Simon Friedman

Date: April 20, 2013

August 14, 2013

Ms. Jodie Simon Friedman

Dear Jodie:

Reference is made to our letter dated March 26, 2013 (and executed by you on April 20, 2013) pursuant to which Kid Brands, Inc. extended an offer of employment to you as Vice President and General Counsel with a start date of June 3, 2013. This is to acknowledge our mutual agreement that you commenced your role in that position effective as of August 14, 2013. You also acknowledge that you commenced employment with the Company on June 3, 2013 at the same annualized base salary rate.

Please acknowledge that you agree to the foregoing by signing in the space below.

Very truly yours,

/S/ KERRY CARR

Kerry Carr EVP, Chief Operating Officer and CFO Kid Brands, Inc.

I have read and accept the above.

/s/ JODIE SIMON FRIEDMAN
Jodie Simon Friedman

Date: August 14, 2013